Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND

YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2009, AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 4, 2009 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the second quarter (12 weeks) and first half (24 weeks) of fiscal 2009, both ended February 15, 2009, and its February sales results for the four weeks ended March 1, 2009.

Net sales for the second quarter of fiscal 2009 declined one percent, to $16.49 billion, from $16.62 billion during the second quarter of fiscal 2008. Net sales for the first half of fiscal 2009 increased one percent, to $32.52 billion, from $32.09 billion during the first half of fiscal 2008.

Comparable sales for the second quarter (12 weeks) and first half (24 weeks) of fiscal 2009 were as follows:

	12 Weeks	24 Weeks
U.S.	-1%	+1%
International	-11%	-9%
Total	-3%	-1%

Comparable sales for the 12-week and 24-week periods, excluding the negative impacts from gasoline deflation and foreign exchange (primarily in Canada, the United Kingdom and Korea), were as follows:

	12 Weeks	24 Weeks
U.S. (w/o gas deflation)	+4%	+3%
International (w/o Fx)	+8%	+8%
Total	+5%	+4%

Net income for the second quarter of fiscal 2009 was $239.7 million, or $.55 per diluted share, compared to $327.9 million, or $.74 per diluted share, during the second quarter of fiscal 2008. Net income for the first half of fiscal 2009 was $502.2 million, or $1.14 per diluted share, compared to net income for the first half of fiscal 2008 of $589.8 million, or $1.33 per diluted share.

According to Richard Galanti, Chief Financial Officer of Costco, “Second quarter 2009 earnings results were negatively impacted by a variety of factors, primarily centered around overall weak economic conditions. In particular, our quarterly results were hurt by the continued weakness in non-foods sales and related margins. Margins in foods and non-foods were also negatively affected by increased pre-holiday seasonal markdowns and other selective price reductions to drive sales and increase market share. In addition, results were hurt by lower year-over-year gasoline profits and lower reported international profits, the latter a result of the significant strengthening of the U.S. dollar when compared to the currencies of Canada, the United Kingdom, Korea and Mexico.”

The Company today also reported net sales of $5.06 billion for the four weeks ended March 1, 2009, a decrease of one percent from $5.13 billion in the same four-week period of the prior fiscal year. For the six-month retail reporting period of September through February, the twenty-six weeks ended March 1, 2009, which includes the first two weeks of the Company’s fiscal third quarter, the Company reported net sales of $35.08 billion, an increase of one percent from $34.77 billion during the comparable period of the prior fiscal year.

Comparable sales for the 4-week retail-reporting month of February and the 26-week retail-reporting period of September through February were as follows:

	4 Weeks	26 Weeks
U.S.	0%	+1%
International	-15%	-9%
Total	-3%	-1%

Comparable sales for the 4-week and 26-week periods, excluding the negative impacts from gasoline deflation and foreign exchange (primarily in Canada, the United Kingdom and Korea), were as follows:

	4 Weeks	26 Weeks
U.S. (w/o gas deflation)	+4%	+3%
International (w/o Fx)	+6%	+8%
Total	+5%	+4%

Costco currently operates 553 warehouses, including 406 in the United States and Puerto Rico, 76 in Canada, 21 in the United Kingdom, six in Korea, five in Taiwan, eight in Japan and 31 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional 10 to 11 new warehouses prior to the end of its 2009 fiscal year on August 30, 2009.

A conference call to discuss these second quarter operating results and February sales is scheduled for 8:00 a.m. (PT) today, March 4, 2009, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203/Bob Nelson, 425/313-8255/Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 15, 2009	February 17, 2008	February 15, 2009	February 17, 2008
REVENUE
Net sales	$16,488,631	$16,616,962	$32,524,083	$32,088,462
Membership fees	355,634	342,924	714,348	680,954

Total revenue	16,844,265	16,959,886	33,238,431	32,769,416
OPERATING EXPENSES
Merchandise costs	14,770,103	14,833,189	29,046,773	28,656,700
Selling, general and administrative	1,666,509	1,615,531	3,343,504	3,185,125
Preopening expenses	7,263	9,699	20,112	31,191
Provision for impaired assets and closing costs, net	1,188	(2,865)	7,952	(2,786)

Operating income	399,202	504,332	820,090	899,186
OTHER INCOME (EXPENSE)
Interest expense	(25,163)	(23,471)	(49,786)	(46,439)
Interest income and other	7,841	40,604	26,018	73,881

INCOME BEFORE INCOME TAXES	381,880	521,465	796,322	926,628
Provision for income taxes	142,140	193,615	294,082	336,797

NET INCOME	$239,740	$327,850	$502,240	$589,831

NET INCOME PER COMMON SHARE:
Basic	$0.55	$0.75	$1.16	$1.36

Diluted	$0.55	$0.74	$1.14	$1.33

Shares used in calculation (000’s)
Basic	433,476	434,779	432,963	434,934
Diluted	439,688	444,925	440,096	445,148
Dividends per share	$0.160	$0.145	$0.32	$0.29